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                                                                     Exhibit 5.2


                     [LETTERHEAD OF HOGAN & HARTSON L.L.P.]



                                October 8, 1998



Board of Directors
HMC Merger Corporation
10400 Fernwood Road
Bethesda, Maryland  20817



Ladies and Gentlemen:


          We are acting as counsel to HMC Merger Corporation, a Maryland corporation (the "Company"), in connection with its registration statement on Form S-4, as amended (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") relating to the proposed public offering of up to 18,603,777 shares of the Company's common stock, par value $.01 per share (the "Shares"), in exchange for units of limited partnership interest ("OP Units") in Host Marriott, L.P. (the "Operating Partnership") in connection with the Operating Partnership's proposed acquisition by merger (a "Merger") of up to eight limited partnerships (the "Partnerships") of which Host Marriott Corporation, a Delaware corporation ("Host") or one of its subsidiaries is the general partner. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. (S) 229.601(b)(5), in connection with the Registration Statement.

          For purposes of the opinions expressed in this letter, we have examined copies of the following documents:


          1. An executed copy of the Registration Statement, which includes the Prospectus/Consent Solicitation Statement (the "Consent Solicitation"), as filed with the Commission on the date hereof.

          2. The Articles of Incorporation of the Company, as certified by the Maryland State Department of Assessments and Taxation (the "SDAT") on September 29, 1998, and by the Secretary of the
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HMC Merger Corporation
October 8, 1998
Page 2

               Company on the date hereof as then being complete, accurate and in effect.

          3. The Form of Articles of Amendment and Restatement of Articles of Incorporation of the Company (the "Restated Articles").

          4. The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect.

          5. Resolutions of the Board of Directors of the Company adopted on September 29, 1998, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect, relating, among other things, to the issuance of the Shares and arrangements in connection therewith.

          6. The Certificate of Limited Partnership of the Operating Partnership, as amended, as certified by the Secretary of the State of the State of Delaware on September 29,1998, and by the Secretary of HMC Real Estate LLC, a Delaware limited liability company ("HRE LLC"), as sole general partner of the Operating Partnership, on the date hereof as then being complete, accurate and in effect.

          7. The First Amended and Restated Agreement of Limited Partnership of the Operating Partnership dated August 6, 1998, as certified by the Secretary of HRE LLC, as sole general partner of the Operating Partnership, on the date hereof as then being complete, accurate and in effect.

          8. The Form of Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, as certified by the Secretary of HRE LLC, as sole general partner of the Operating Partnership, on the date hereof as then being complete, accurate and in effect.

          9. The Unanimous Consent of the Board of Managers of HRE LLC, as sole general partner of the Operating Partnership, adopted on September 28, 1998, as certified by the Secretary of HRE LLC on the date hereof as then being complete, accurate and in
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HMC Merger Corporation
October 8, 1998
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               effect, relating to, among other things, the issuance of the OP
               Units and arrangements in connection therewith.

          10. The Certificate of Formation of HRE LLC, as certified by the Secretary of the State of the State of Delaware on September 29, 1998, and as certified by the Secretary of HRE LLC on the date hereof as then being complete, accurate and in effect.

          11. The Operating Agreement of HRE LLC, as certified by the Secretary of HRE LLC on the date hereof as then being complete, accurate and in effect.

          12. The Form of the Agreement and Plan of Merger to be entered into by and among the Company, the Operating Partnership, a to-be-formed Delaware limited partnership that will be an indirect wholly owned subsidiary of the Operating Partnership and each of the Partnerships (collectively, the "Agreements and Plans of Merger").

          13. The Form of Agreement and Plan of Merger to be entered into by and among the Company, the Operating Partnership and Host.


          In our examination of the aforesaid certificates, documents and agreements, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We also have assumed the authenticity, accuracy and completeness of the foregoing certifications of public officials and corporate officers and statements of fact, on which we are relying, and have made no independent investigations thereof. In rendering the opinion below, we have assumed that none of the Shares will be issued in violation of the ownership limits set forth in the Restated Articles. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

          This opinion letter is based as to matters of law solely on applicable provisions of Maryland law. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations or as to compliance with securities (or "blue sky") laws or the real estate syndication laws of Maryland.
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HMC Merger Corporation
October 8, 1998
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          Based upon, subject to and limited by the foregoing, we are of the opinion that, following the (i) effectiveness of  the Registration Statement,
(ii) due execution and delivery by the parties thereto of the Agreements and Plans of Merger, (iii) the effectiveness of the merger of Host into the Company,
(iv) the effectiveness of the Mergers, (v) election by limited partners in the Partnerships to exchange OP Units issued in the Mergers for Shares and (vi) issuance of the Shares in exchange for such OP Units as described in the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

          This opinion letter has been prepared for your use in connection with the filing of the Registration Statement on the date of this opinion letter and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

          We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Consent Solicitation. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.



                                    Very truly yours,



                                    HOGAN & HARTSON L.L.P.